Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

Chief Financial Officer

Strategic Hotels & Resorts

(312) 658-5740

Jonathan Stanner

Vice President, Corporate Finance and Treasurer

Strategic Hotels & Resorts

(312) 658-5746

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 16, 2011

STRATEGIC HOTELS & RESORTS ANNOUNCES

PLAN TO ACQUIRE FOUR SEASONS JACKSON HOLE AND

FOUR SEASONS SILICON VALLEY AND ISSUE $50 MILLION OF COMMON EQUITY

CHICAGO – February 16, 2011 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) announced today that it has signed a letter agreement to acquire the Four Seasons Jackson Hole and Four Seasons Silicon Valley from The Woodbridge Company Limited (Woodbridge) in exchange for an aggregate of 15.2 million shares of common stock at an agreed upon issuance price of $6.25 per share, or an implied valuation of $95.0 million. The Company also intends to concurrently directly privately place and issue an additional 8.0 million shares of its common stock to Woodbridge resulting in total gross proceeds of $50.0 million which will be used to pay down the Company’s revolving credit facility. The transactions, which are subject to the negotiation and execution of definitive agreements and satisfaction of customary closing conditions, are expected to close in the first quarter.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts commented, “This is a highly-compelling and unique opportunity for Strategic Hotels, with a cost per room of under $300,000. It adds two high-quality, unencumbered assets to our portfolio, deepens our ownership within the Four Seasons brand, and will welcome a sophisticated and successful investor into our stock. Upon closing, the transaction will be immediately accretive and will be consistent with our long-stated strategy of deleveraging our balance sheet.” Strategic Hotels has asset managed these two hotels on behalf of Woodbridge for the past two years.

Commenting on the transaction, W. Geoffrey Beattie, President of Woodbridge, said, “Strategic Hotels is the ideal acquirer for both of these properties given their deep knowledge of these assets, their proven investment expertise and longstanding relationship with the Four Seasons brand. We see an excellent growth opportunity in Strategic Hotels’ long-term vision and near-term strategic plan.”

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Acquisitions

The Four Seasons Resort Jackson Hole, which opened in 2004, includes 124 guestrooms, 45 private residences, of which 33 are included in the hotel’s guest room supply, and 12 fractional units. In addition, the resort’s 8,000 square feet of indoor conference and banquet space is enhanced by almost 4,000 square feet of outdoor terrace and lawn space. Designed with an undeniably-Western mountain style, the resort boasts ski-in/ski-out accommodations, an award-winning luxury spa, and is in close proximity to other attractive destinations such as Yellowstone and Teton National Parks. The Resort received the 2011 Forbes Five-Star Award for its fourth consecutive year, making it one of only 54 hotels worldwide to earn the organization’s highest rating recognizing superior guest satisfaction. The Spa at Four Seasons Resort Jackson Hole received the 2011 Forbes Four-Star Award, earning it a status shared by only 108 spas globally.

The Four Seasons Silicon Valley, which has 200 guestrooms and opened in 2006, features 7,000 square feet of indoor conference and banquet space complemented by 6,000 square feet of outdoor courtyard and pool terraces. In the hub of Silicon Valley and ten minutes from the Stanford University campus, this modern hotel is the centerpiece of the new University Circle complex and the gateway to Palo Alto’s most exclusive residential area.

Both hotels are in excellent physical condition with no deferred capital maintenance requirements.

Capital Raise

The Company will also issue 8.0 million shares of its common stock to Woodbridge to raise gross proceeds of $50.0 million. The shares are subject to a lock out period of twelve months and will be entitled to customary registration rights thereafter. Net proceeds from the issuance, after transaction costs, will be used to repay the outstanding indebtedness under the Company’s revolving credit facility, which was recently drawn to fund the equity investment in the Hotel del Coronado recapitalization. Combined, the Company will issue a total of 23.2 million new shares of common stock and pro forma for the transactions will have approximately 176.5 million shares outstanding. Woodbridge would own approximately 13.2% of the common stock outstanding and become the Company’s largest shareholder. The securities to be offered will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Deutsche Bank served as advisor to Strategic Hotels.

About Strategic Hotels & Resorts

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,630 rooms. For a list of current properties and for further information, please visit the Company’s website at http://www.strategichotels.com/

About The Woodbridge Company Limited

Woodbridge is the primary investment vehicle for the Thomson family of Canada. It has a number of investments, including a 55% stake in Thomson Reuters, listed on the Toronto and New York stock exchanges, and a controlling interest in The Globe and Mail, Canada’s National Newspaper. Perella Weinberg Partners LP served as Woodbridge’s financial advisor on this transaction.

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This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: failure to reach agreement with Woodbridge on all business terms and the failure to execute definitive agreements; failure to complete the Woodbridge transactions in light of due diligence findings or the failure of closing conditions to be satisfied; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities; volatility in equity or debt markets; availability of capital; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically, including deterioration of economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; delays in construction and development; demand for hotel condominiums;; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.